TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

November 13, 2007

U.S. Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re: AMG Oil Ltd.
SEC File No. 000030087

We are the former independent auditors for AMG Oil Ltd. (the Company). We have read the Company's Current Report on **Form 8-K / A**, dated November 13, 2007. We are in agreement with the statements regarding our Firm as included in Item 4.01 of the **Form 8-K / A** to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

Telford Sadovnick

TELFORD SADOVNICK, P.L.L.C.
Certified Public Accountants

AHS/skl

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887